Fixed Overview Report: PR Group 2

Summary of Loans in Statistical Calculation Pool (As of 7/9/2007 )			Range

Total Number of Loans		2,408
Total Outstanding Balance		$260,022,445
Average Loan Balance		$193,961	$ 16,391	to	$ 1,941,914
WA Mortgage Rate		6.360%	5.375%	to	7.150%
WA Original Term (months)		360	327	to	360
WA Remaining Term (months)		336	259	to	357
WA Age (months)		24	3	to	101
WA LTV		87.90%	12.34%	to	100.00%
WA CLTV		88.47%	12.34%	to	100.00%
WA FICO		712	466	to	839
Balloon		0.00%
California North		0.00%
California South	(ZIP : 90000 - 93600)	0.00%
Size (% of pool)	Jumbo/Super-Jumbo	39.86%
	Conforming (Size=C)	60.14%
Secured by (% of pool)	1st Liens	100.00%
	2st Liens	0.00%

Top 10 States		Top 10 Prop		Doc Types		Purpose Codes		Occ Codes		IO Loans

PR	100.00%	SFR	76.99%	FL	80.72%	P	82.73%	P	79.71%	0	100.00%
		CO	19.90%	SS	0.04%	CO	15.23%	S	13.53%
		2-4F	2.92%	RE	18.73%	RT	2.01%	I	6.76%
		Sing	0.10%	ND	0.42%	Constr	0.02%
		PUD	0.10%		0.10%

This  free writing prospectus is  not required  to contain all information that is required to be  included in the  base prospectus and the  prospectus supplement  that will be  prepared for the securities  offering to which  this free writing prospectus relates. This  free writing prospectus is  not an offer to  sell or a  solicitation of an offer to  buy these securities in any state  where such offer, solicitation or sale is  not permitted. The information in this free writing prospectus is  preliminary, and may be  superseded by an additional free writing prospectus provided to  you prior to the time  you enter into a contract of sale. This preliminary free writing prospectus is being  delivered to you solely to  provide you with  information about the  offering of the Certificates referred to in this preliminary free writing prospectus and to  solicit an offer to  purchase the  Certificates, when, as and if issued. Any such offer to  purchase made  by you will not be accepted and will not constitute a  contractual commitment by you to  purchase any of the Certificates  until we have accepted your offer to  purchase Certificates. We will not accept any offer by you to  purchase Certificates, and  you will not have any contractual commitment to  purchase any of the Certificates  until after you have received the  free writing prospectus provided to  you prior  to the  time you enter into a  contract of sale. You may withdraw your offer to purchase Certificates at any time prior  to our acceptance of your offer. Any legends, disclaimers  or other notices that may appear at the  bottom of the  email communication to which  this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2)  no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being  confidential are not applicable to these materials and should  be disregarded. Such legends, disclaimers  or other notices  have been automatically generated as  a result of these materials having been sent via Bloomberg or another system.

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

All	467,059,218.74	2,408	100.00	193,961.47	5.38	7.15	6.48	6.23	338	22	708	86
orig_balance
0 =< ... < 100000.01	57,811,415.65	793	12.38	72,902.16	5.63	7.15	6.78	6.53	344	16	697	75
100000.01 =< ... < 200000.01	132,394,018.63	932	28.35	142,053.67	5.50	7.13	6.61	6.36	343	17	701	88
200000.01 =< ... < 300000.01	65,930,410.70	276	14.12	238,878.30	5.50	7.13	6.53	6.28	342	18	702	91
300000.01 =< ... < 400000.01	33,096,442.95	95	7.09	348,383.61	5.38	7.13	6.30	6.05	331	29	723	90
400000.01 =< ... < 500000.01	67,544,572.97	154	14.46	438,601.12	5.38	7.13	6.20	5.95	330	30	722	88
500000.01 =< ... < 600000.01	40,213,649.21	75	8.61	536,181.99	5.50	7.13	6.36	6.11	335	25	718	88
600000.01 =< ... < 700000.01	20,133,487.67	32	4.31	629,171.49	5.63	7.13	6.41	6.16	334	26	716	88
700000.01 =< ... < 800000.01	9,599,869.69	13	2.06	738,451.51	5.88	7.13	6.49	6.24	338	20	694	84
800000.01 =< ... < 900000.01	9,272,228.27	11	1.99	842,929.84	5.63	6.88	6.27	6.02	335	25	693	86
900000.01 =< ... < 1000000.01	7,324,907.51	8	1.57	915,613.44	5.75	7.13	6.37	6.12	333	27	727	88
1000000 =< ... < 1250000	8,538,599.30	8	1.83	1,067,324.91	5.88	6.75	6.37	6.12	337	23	750	86
1250000 =< ... < 1250000.01	3,655,459.61	3	0.78	1,218,486.54	5.75	6.63	6.13	5.88	329	31	725	72
>= 1250000.01	11,544,156.58	8	2.47	1,443,019.57	5.63	7.00	6.19	5.94	334	26	698	81
Sched_Balance
0 =< ... < 100000.01	58,405,615.76	799	12.50	73,098.39	5.63	7.15	6.78	6.53	344	16	697	75
100000.01 =< ... < 200000.01	132,780,487.98	931	28.43	142,621.36	5.50	7.13	6.60	6.35	343	17	701	88
200000.01 =< ... < 300000.01	66,119,293.06	275	14.16	240,433.79	5.50	7.13	6.54	6.29	343	17	702	91
300000.01 =< ... < 400000.01	36,650,595.50	103	7.85	355,831.02	5.38	7.13	6.26	6.01	329	31	724	89
400000.01 =< ... < 500000.01	67,166,675.33	151	14.38	444,812.42	5.38	7.13	6.19	5.94	330	30	720	88
500000.01 =< ... < 600000.01	38,206,640.79	70	8.18	545,809.15	5.50	7.13	6.40	6.15	335	25	719	87
600000.01 =< ... < 700000.01	18,493,127.84	29	3.96	637,694.06	5.63	7.13	6.41	6.16	336	23	711	88
700000.01 =< ... < 800000.01	10,472,351.74	14	2.24	748,025.12	5.63	7.13	6.43	6.18	337	23	708	85
800000.01 =< ... < 900000.01	9,422,748.87	11	2.02	856,613.53	5.63	7.13	6.37	6.12	331	29	687	87
900000.01 =< ... < 999999.99	7,539,068.65	8	1.61	942,383.58	5.88	6.88	6.45	6.20	339	21	745	83
1000000 =< ... < 1250000	11,466,487.07	10	2.46	1,146,648.71	5.75	6.63	6.17	5.92	334	26	739	84
>= 1250000.01	10,336,126.15	7	2.21	1,476,589.45	5.63	7.00	6.23	5.98	335	25	691	78
state TOP 10
Other		0
PR	467,059,218.74	2,408	100.00	193,961.47	5.38	7.15	6.48	6.23	338	22	708	86
Orig_LTV
0 =< ... < 50.01	13,183,675.68	114	2.82	115,646.28	5.50	7.13	6.74	6.49	346	14	689	40
50.01 =< ... < 60.01	11,368,557.56	103	2.43	110,374.35	5.63	7.13	6.53	6.28	339	21	696	57
60.01 =< ... < 70.01	27,618,590.87	181	5.91	152,588.90	5.38	7.13	6.54	6.29	337	23	705	66
70.01 =< ... < 80.01	104,043,751.33	643	22.28	161,809.88	5.38	7.13	6.67	6.42	342	18	712	77
80.01 =< ... < 90.01	88,148,513.67	414	18.87	212,919.12	5.63	7.13	6.54	6.29	340	20	709	87
90.01 =< ... < 100.01	222,696,129.63	953	47.68	233,679.04	5.50	7.15	6.33	6.08	336	24	709	97
Curr_Rate
5.25 =< ... < 5.5	774,718.85	2	0.17	387,359.43	5.38	5.38	5.38	5.13	330	30	747	71
5.5 =< ... < 5.75	23,577,556.84	56	5.05	421,027.80	5.50	5.63	5.59	5.34	321	39	712	85
5.75 =< ... < 6	57,849,827.28	188	12.39	307,711.85	5.75	5.95	5.83	5.58	331	29	723	92
6 =< ... < 6.25	57,751,188.53	228	12.36	253,294.69	6.00	6.13	6.07	5.82	332	28	716	92
6.25 =< ... < 6.5	63,675,268.93	265	13.63	240,284.03	6.25	6.38	6.30	6.05	332	28	712	90
6.5 =< ... < 6.75	77,474,856.09	460	16.59	168,423.60	6.50	6.68	6.57	6.32	340	20	713	86
6.75 =< ... < 7	97,946,813.97	582	20.97	168,293.49	6.75	6.88	6.83	6.58	345	15	703	83
7 =< ... < 7.25	88,008,988.25	627	18.84	140,365.21	7.00	7.15	7.06	6.81	347	13	691	82

	Total Sched Bal	Loan Count	PCT	Avg Sched Bal	Min Coupon	Max Coupon	WAC	Net Rate	Cutoff RTerm	Cutoff Season	FICO	LTV

Property_Type
2-4 Family	18,555,630.87	150	3.97	123,704.21	6.00	7.13	6.83	6.58	346	14	702	78
Condo	88,663,743.03	419	18.98	211,607.98	5.38	7.15	6.42	6.17	337	23	718	89
PUD	953,486.69	5	0.20	190,697.34	6.63	7.13	6.99	6.74	348	12	671	80
Single Family Residence	358,351,885.00	1,827	76.73	196,142.25	5.38	7.13	6.47	6.22	338	22	707	86

Purpose
Purchase	358,146,638.72	1,733	76.68	206,662.80	5.38	7.15	6.41	6.16	337	23	714	89
Refinance - Cashout	99,534,980.36	642	21.31	155,038.91	5.63	7.13	6.72	6.47	343	17	688	77
Refinance- Rate Term	9,318,082.13	32	2.00	291,190.07	5.63	7.13	6.35	6.10	326	30	711	79

Occupancy
Investment	34,999,771.72	200	7.49	174,998.86	5.50	7.13	6.59	6.34	342	18	716	81
Primary	374,848,464.24	2,007	80.26	186,770.54	5.38	7.15	6.48	6.23	338	22	704	86
Secondary	57,210,982.78	201	12.25	284,631.76	5.50	7.13	6.39	6.14	337	23	730	89

Orig_Term
324 =< ... < 336	877,439.08	2	0.19	438,719.54	5.75	5.75	5.75	5.50	288	72	663	92
336 =< ... < 348	1,120,078.77	2	0.24	560,039.39	6.00	6.25	6.09	5.84	305	31	643	81
348 =< ... < 360	1,381,667.06	3	0.30	460,555.69	5.75	7.00	6.36	6.11	295	53	793	88
360 =< ... < 372	463,680,033.83	2,401	99.28	193,119.55	5.38	7.15	6.48	6.23	338	22	708	86

Doc_Type
Full	379,728,574.67	1,967	81.30	193,049.61	5.50	7.15	6.48	6.23	338	22	706	88
No Doc (NINA)	1,255,260.21	3	0.27	418,420.07	6.13	6.50	6.29	6.04	305	43	728	79
Reduced (partial)	85,407,715.67	436	18.29	195,889.26	5.38	7.13	6.46	6.21	339	20	720	80
Stated / Stated	265,783.96	1	0.06	265,783.96	6.88	6.88	6.88	6.63	304	56	627	100

Fico
450 =< ... < 500	471,660.63	4	0.10	117,915.16	6.88	7.13	6.95	6.70	350	10	483	86
500 =< ... < 550	5,907,995.11	27	1.26	218,814.63	6.00	7.13	6.78	6.53	342	18	525	60
550 =< ... < 600	11,076,826.53	83	2.37	133,455.74	5.63	7.13	6.62	6.37	340	19	577	80
600 =< ... < 650	52,764,869.39	312	11.30	169,118.17	5.50	7.13	6.57	6.32	338	22	630	89
650 =< ... < 700	124,860,109.80	665	26.73	187,759.56	5.50	7.13	6.51	6.26	339	21	678	88
700 =< ... < 750	145,826,971.98	739	31.22	197,330.14	5.38	7.13	6.46	6.21	339	21	723	87
750 =< ... < 800	111,245,034.12	514	23.82	216,430.03	5.50	7.15	6.39	6.14	337	23	771	86
800 =< ... < 850	14,905,751.18	64	3.19	232,902.36	5.75	7.13	6.47	6.22	335	25	807	82

interest_only_period
0	467,059,218.74	2,408	100.00	193,961.47	5.38	7.15	6.48	6.23	338	22	708	86